Mail Stop 3561

 							February 8, 2006

Mr. Gerard Lamarche
Chief Financial Officer
Suez
16 rue de la Ville l`Eveque
75008 Paris, France

	Re:	Suez
		Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 29, 2005
		File No. 1-15232

Dear Mr. Lamarche:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief